Exhibit 5.1

January 26, 2018

InVivo Therapeutics Holdings Corp.

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Nevada counsel to InVivo Therapeutics Holdings Corp., a Nevada corporation (“Corporation”), in connection with the filing of the Corporation’s Registration Statement on Form S-1 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) on the date referenced above under the Securities Act of 1933, as amended (the “Securities Act”), for the resale under the Securities Act of certain shares of common stock, par value $0.00001 per share (the “Common Stock”) that have been or may be issued to Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Selling Stockholder”), pursuant to that certain Purchase Agreement (the “Purchase Agreement”), dated as of January 25, 2018, by and between the Corporation and the Selling Stockholder.  The Registration Statement covers the Selling Stockholder’s offer and sale of (a) up to Fifteen Million Dollars ($15,000,000.00) of the Corporation’s Common Stock (the “Purchase Shares”), and (b) 429,800 shares of Common Stock (the “Commitment Shares” and, together with the Purchase Shares, the “Securities”) that were issued upon the execution and delivery of the Purchase Agreement as a commitment fee to the Selling Stockholder.

In connection therewith, we have reviewed, and relied upon the accuracy of factual matters contained in: (a) the Articles of Incorporation of the Corporation filed with the Nevada Secretary of State on April 1, 2003, as amended; (b) the Amended and Restated Bylaws of the Corporation, dated as of March 29, 2016; (c) resolutions adopted by the Corporation’s board of directors authorizing the Purchase Agreement, the issuance and sale of the Securities to the Selling Stockholder pursuant to the Purchase Agreement, and the filing of the Registrations Statement, and (d) the Registration Statement and the exhibits thereto. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

The opinion expressed below is based on the assumption that the Registration Statement, and any amendments or supplements thereto (including any post-effective amendments), have been filed by the Corporation with the Commission and will be effective at the time that any of the Securities are resold by the Selling Stockholder, and that persons acquiring the Securities will do so strictly in accordance with the terms of the Purchase Agreement and the Registration Statement and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Securities.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Securities have been duly authorized and, when, as and if, issued and paid for pursuant to the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the present laws of the States of Nevada. We express no opinion as to the laws of any other jurisdiction, of the United States of America, or to any state “Blue Sky” laws and regulations, and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement, and to the references to us under the heading “Legal Matters”.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP